Exhibit 8.2

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

100 North Tryon Street / 42nd Floor / charlotte, NC 28202-4007

Tel: 704.417.3000 Fax: 704.377.4814

www.nelsonmullins.com

March 27, 2013

First National Bank of Shelby

106 South Lafayette Street

Shelby, North Carolina 28150

Re:	Bank of the Ozarks, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for The First National Bank of Shelby, a national banking association (“FNB”), in connection with the proposed merger (the “Merger”) of FNB with and into Bank of the Ozarks, an Arkansas state banking corporation (the “Buyer Bank”), a wholly-owned subsidiary of Bank of the Ozarks, Inc., an Arkansas corporation (the “Buyer”), pursuant to an Agreement and Plan of Merger dated as of January 24, 2013 and amended as of February 5, 2013, by and among FNB, the Buyer Bank and the Buyer (the “Agreement”), as described in the Registration Statement on Form S-4 in the form to be filed by the Buyer with the Securities and Exchange Commission (the “Registration Statement”).

In that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement and (ii) the representations made to us by the Buyer, the Buyer Bank and FNB in their respective letters delivered to us for purposes of this opinion are accurate and complete.

Based upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

With offices in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, Tennessee and West Virginia

First National Bank of Shelby

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from the Buyer, the Buyer Bank and FNB referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from the Buyer, the Buyer Bank or FNB referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon or utilized for any other purpose (including without limitation satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the heading “APPROVAL OF THE MERGER — Material Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.”.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.